Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Fronteer Directory Company, Inc. and, under the date of October 31, 1994, we reported on the consolidated financial statements of Fronteer Directory Company, Inc. and subsidiary as of and for the years ended September 30, 1994, 1993, and 1992. On September 1, 1995, we resigned as principal accountants. We have read Fronteer Directory Company, Inc.'s statements included under Item 9 of its Form 10-K for the fiscal year ended September 30, 1995, and we agree with such statements.

EIDE HELMEKE PLLP





January 9, 1996
Bismarck, North Dakota